EXHIBIT 4.150
SIG COMBIBLOC LTD.

as Assignor
in favour of
WILMINGTON TRUST (LONDON) LIMITED
as Collateral Agent
and
THE SECURED PARTIES
as defined in the First Lien Intercreditor Agreement

CONDITIONAL ASSIGNMENT OF BANK
ACCOUNTS AGREEMENT

“The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.”

THIS AGREEMENT is made on 29 January 2010.
BETWEEN
1.	SIG COMBIBLOC LTD. registered in Thailand with the company registration number 0105538149390 having its registered office at 33 Moo 4 Pluakdaeng Sub-District, Pluakdaeng District, Rayong Province (the “Assignor”);
2.	WILMINGTON TRUST (LONDON) LIMITED as collateral agent appointed under the First Lien Intercreditor Agreement (as defined below) acting in its own right and/or for the benefit and on behalf of the Secured Parties (the “Collateral Agent”, and this expression shall include any person for the time being appointed as successor collateral agent and any permitted assigns in such capacity, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement); and
3.	THE SECURED PARTIES (as defined below) acting through the Collateral Agent.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Account Bank” means, with respect to each Assigned Account, the Collateral Agent or any financial institution in Thailand where such account is maintained.
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Assigned Account” means each of the accounts maintained by the Assignor with each Account Bank as listed in Schedule 1 (including any renumbering or renaming of that account and any consolidated, renewal or substitute account or new account opened and owned by the Assignor with an Account Bank from time to time) and such amounts as are from time to time standing to the credit thereof including all of the Assignor’s rights, entitlements and benefits in respect of the Account(s) (including its rights to withdraw and receive monies therefrom).
“Borrowers” means the “Borrowers” under, and, as the defined in, the Credit Agreement from time to time.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Germany and Bangkok.

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Reynolds Group Holdings, Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Closure Systems International Holdings Inc., and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Enforcement Event” means an Event of Default under, and as defined in, the First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among (among others), The Bank of New York Mellon, as collateral agent and trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, extended, restated, replaced or modified from time to time (including by a joinder agreement dated 21 January 2010 under which the Collateral Agent was added as a collateral agent under the First Lien Intercreditor Agreement).
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement, and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successor in interest.
“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Notice of Assignment” means a notice in the form set out in Schedule 2 (or such other form as may be acceptable to the Collateral Agent).
“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Permitted Lien Account” means each of the accounts of the Assignor held with the Hong Kong and Shanghai Banking Corporation Limited, Bangkok branch (“Permitted Lien Account Bank”), with account numbers [ ] and [ ].
“Permitted Lien Account Amount” means, with respect to the Permitted Lien Account with account number [ ], THB 11,441,000.00 and, with respect to the Permitted Lien Account with account number [ ], USD46,000.00.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Security” means any rights under this Agreement purported to be created by or constituted by or pursuant to this Agreement in respect of the Assigned Accounts given to the Collateral Agent and the Secured Parties by the Assignor to secure the Obligations.
“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.
“Security Interest” means any mortgage, pledge, charge, preferential right or any security or preferential interest or arrangement of any kind, or any other right of or arrangement with any creditor or with any person to have its claims satisfied prior to other creditors with, or from the proceeds of, any asset (including retention of title other than in the course of day-to-day trading, any deposit of money by way of security and conditional assignment of assets), but excluding any charge, lien or preferential interest arising in favour of any governmental agency or by operation of any law provided there is no default in payment of the moneys secured by such charge, lien or preferential interest.
“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“Trigger Notice” shall have the meaning described in Clause 2.2.

1.2	Terms defined in the First Lien Intercreditor Agreement
Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

1.3	Construction
1.3.1	Section 1.01 (Construction; Certain Defined Terms) of the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in such clauses to the First Lien Intercreditor Agreement were a reference to this Agreement or such notice.

1.3.2	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.3.3	References to Clauses and Schedules are to the Clauses and Schedules of this Agreement, unless otherwise specified.

1.3.4	Anything mentioned after “include”, “includes”, “including” or “such as” and the like is only illustrative and does not limit the generality of the preceding text.
1.4	Assigned Accounts
The Parties agree that the Assigned Accounts shall be considered a “Collateral” for the purposes of the Loan Documents.

1.5	Conditional Assignment of Bank Accounts Agreement
The Parties agree that this Conditional Assignment of Bank Accounts Agreement shall be considered a “Security Document” for the purposes of the Loan Documents.
1.6	The Assignor acknowledges and agrees that the Collateral Agent’s actions under this Conditional Assignment of Bank Accounts Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

2.	ASSIGNMENT
2.1	On the date hereof, the Assignor hereby assigns (subject to the condition to the absolute assignment’s effectiveness in Clause 2.2) to and in favour and for the benefit of the Collateral Agent and the Secured Parties all of the Assignor’s rights, title and interest in and to each of the Assigned Accounts to secure the payment, discharge and satisfaction of the Obligations.
2.2	Each assignment specified in Clause 2.1 shall only become an absolute assignment if and when the Collateral Agent delivers a notice, upon the instruction of the Applicable Representative, if an Enforcement Event has occurred and is continuing in accordance with Clause 8.1 in substantially the form of that set out in Schedule 3

(the “Trigger Notice”) to each Account Bank and the Assignor. Such assignments shall become immediately effective as an absolute assignment and binding upon the service of such a Trigger Notice. The Assignor hereby waives any judicial or other formality or presentment, demand, protest or other notice of any kind.
2.3	Nothing herein shall constitute or be deemed to constitute a novation or settlement of any of the Obligations or the Loan Documents, nor shall it be construed as an assumption or acceptance by the Collateral Agent of the transfer of any obligation or liability of the Assignor in respect of the Assigned Accounts.
2.4	With effect from the service of a Trigger Notice, until the discharge and release are effected pursuant to Clause 10 (Release and Reassignment), the Collateral Agent shall be the sole person entitled to give instructions with respect to the monies standing to the credit of the Assigned Accounts.

3.	NOTICE OF CONDITIONAL ASSIGNMENT
3.1	The Assignor and the Collateral Agent shall, promptly after the execution of this Agreement and the Supplemental Conditional Assignment Agreement (as defined in Clause 5.7), sign a Notice of Assignment to each Account Bank, which the Assignor shall then promptly give to each Account Bank by means of return receipt registered mail.
3.2	Within 20 days after the date of the Notice of Assignment, the Assignor shall provide the Collateral Agent with a registered mail receipts as evidence that the Notice of Assignment has been received by each of the Account Banks.
3.3	The Assignor shall use its best endeavours for 45 days from the date of the service of the Notice of Assignment to promptly obtain and deliver to the Collateral Agent an acknowledgement of receipt of the Notice of Assignment and consent to the assignment from each of the Account Banks in the form set forth in Schedule 2 duly signed by the authorised signatory of such Account Banks. However, the Assignor shall have no liability if an Account Bank does not countersign and return the Notice of Assignment despite the best endeavours of the Assignor.

4.	CONTINUING SECURITY
4.1	The rights of the Collateral Agent and the obligations of the Assignor under this Agreement and the Security constituted by this Agreement are a continuing security and will remain in full force and effect as a continuing security until all of the Obligations have been unconditionally and irrevocably paid or discharged in full. Until then, the obligations of the Assignor under this Agreement and the Security shall not be discharged, impaired or otherwise affected by:
4.1.1	any winding-up, liquidation, dissolution, judicial management, administration or reorganization of or bankruptcy or any change in any of the Loan Parties or any other company, corporation, partnership or other person;

4.1.2	any of the other Obligations being at any time illegal, invalid, unenforceable or ineffective;

4.1.3	any intermediate satisfaction of the whole or any part of the Obligations (other than by full performance and discharge of the Obligations);

4.1.4	any time or other indulgence being granted to any of the Loan Parties or any other company, corporation, partnership or other person;

4.1.5	any amendment, variation, waiver or release of any of the Obligations (except to the extent that the Loan Parties’ liabilities are discharged by such action);

4.1.6	the extinction of any or all indebtedness by whatsoever reason (other than by full performance and discharge of the Obligations);

4.1.7	any failure to take or failure to realise the value of any other collateral in respect of the Obligations or any release, discharge, exchange or substitution of any such collateral; or

4.1.8	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise adversely affect the obligations of the Assignor under this Agreement.
4.2	Without releasing, discharging, prejudicing or otherwise affecting the Obligations and the obligations of the Assignor under this Agreement, the Collateral Agent shall have the right, but not the obligation, from time to time without any notice to the Assignor, to perform any, several or all of the following to which the Assignor consents and agrees:
4.2.1	to grant time or any other indulgence to any Loan Party with regard to its performance of the Obligations, and/or to compromise and/or make any agreement or arrangement with any Loan Party and/or any other person howsoever liable with respect to the Obligations;

4.2.2	to release or discharge any Loan Party and/or any other person who is or may become liable to the Collateral Agent in respect of any Obligations and obligations of the Assignor under this Agreement or any part thereof, and to include releasing or discharging, wholly or partially, and/or varying, renewing or giving up any judgement, Security Interest of whatever kind or other right that the Collateral Agent may now or hereafter hold as Transaction Security; or

4.2.3	to increase, extend or vary any credit or facility granted or to be granted to any person, or any other agreement constituting the Obligations, provided that the Collateral Agent shall only exercise such right upon an instruction of the Applicable Representative.

5.	FURTHER ASSURANCE AND PROTECTION OF SECURITY

5.1	Covenant for further assurance
Subject to the Agreed Security Principles, the Assignor shall from time to time, at its cost and at the request of the Collateral Agent, upon a reasonable instruction of the

Applicable Representative, promptly do any act or execute any instruments, notices and documents (including the amendment of Schedule 1 to this Agreement to the extent necessary to include future Assigned Accounts) in favour of the Collateral Agent or as it may require such further or other legal or other assignments, transfers, mortgages, charges, pledges or securities as in each case the Collateral Agent shall reasonably stipulate, in such form as the Collateral Agent, upon a reasonable instruction of the Applicable Representative, may require for the purpose of creating, perfecting, maintaining, ensuring, protecting, defending, enforcing or securing the Security (whether in existence at the date hereof or acquired after the date hereof) or for facilitating the exercise or, as the case may be, realisation thereof and the exercise of all other powers, authorities and discretions vested in the Collateral Agent including any act or any document which may reasonably be required under the laws of any relevant jurisdiction in which any Assigned Account may be located in order to confer on the Collateral Agent such rights or for rendering any assignment of a benefit pursuant to Clause 9 (Successors and Assigns) valid and enforceable by law.
For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Clause 5 (Further Assurance and Protection of Security) are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Assignor.
5.2	Subject to the terms and conditions of this Agreement, until a Trigger Notice is issued to the Account Bank and the Assignor, the Assignor shall retain control over and the ability to use freely the balance of and exercise all rights and powers in respect of the Assigned Accounts.
5.3	Except as provided in Clause 5.2, without the written consent of the Collateral Agent, the Assignor shall not, or agree to, do any of the following:
5.3.1	create or permit to subsist any Security Interest over any of the Assigned Accounts;

5.3.2	sell or transfer or otherwise dispose of the Assigned Accounts or enter into any arrangement under which money or the benefit of the Assigned Accounts may be applied, set-off or made subject to a combination of accounts other than the Permitted Security;

5.3.3	commit or omit to do any act the result of which would lead to the termination or closure of the Assigned Accounts or any part thereof, unless required to do so by law;

5.3.4	waive any of its rights or release any person from its obligations in connection with the Assigned Accounts; and

5.3.5	knowingly do or permit to be done anything or fail to do anything that would jeopardise or otherwise directly or indirectly prejudice the validity or enforceability of the Security or that would cause an Event of Default to occur, unless otherwise permitted under the Principal Finance Documents.
5.4	The Assignor agrees to comply in all respects with any applicable laws and regulations to which it is subject and any requirements of authorities to which it is subject and the Assignor’s other obligations in connection with the Assigned Accounts if failure to do so would have a Material Adverse Effect (as defined in the Credit Agreement or, if the Credit Agreement is no longer in existence, any Additional Agreement).
5.5	Subject to Clause 5.6, the Assignor undertakes that, within 5 Business Days of the end of each calendar month, it will send an authorisation or instruction to the Permitted Lien Account Bank authorising or instructing the Permitted Lien Account Bank to transfer all amounts standing to the credit of a Permitted Lien Account in excess of the Permitted Lien Account Amount to one or more of the Assigned Accounts.
5.6	The Assignor shall only be required to deliver the authorisation or instruction referred to in Clause 5.5 at the end of a calendar month if the balance of a Permitted Lien Account is in excess of the Permitted Lien Account Amount at the end of that month. In addition, the Assignor shall not be required to deliver any authorisation or instruction under Clause 5.5 at any time after the date on which a Security Interest is granted over that Permitted Lien Account in accordance with Clause 5.7 below.
5.7	As soon as reasonably practicable after the Security Interest over a Permitted Lien Account in favour of the Permitted Lien Account Bank is released, the Assignor shall duly execute and deliver to the Collateral Agent a supplemental conditional assignment agreement in the form set out in Schedule 4 to this Agreement (the “Supplemental Conditional Assignment Agreement”) for the purposes of creating the Security Interest over such Permitted Lien Account, unless such Permitted Lien Account is closed or in the process of being closed within 10 Business Days and all remaining sums in such Permitted Lien Account shall be transferred to one or more of the Assigned Accounts. Subject to the terms and conditions of this Agreement, the Assignor shall do all such acts and things as the Collateral Agent, upon a reasonable instruction of the Applicable Representative, may require for the purposes of creating, perfecting, maintaining or protecting the Security and the Permitted Lien Account shall become the Assigned Account for the purpose of this Agreement.
Upon the execution of a Supplemental Conditional Assignment Agreement, each reference to “Assigned Accounts” or “Account Bank” shall include the accounts assigned under and the account bank named under the Supplemental Conditional Assignment Agreement. The Supplemental Conditional Assignment Agreement shall form part of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES
6.1	The Assignor represents and warrants to the Collateral Agent that, on the date of this Agreement:
6.1.1	it has good, valid and marketable title to the Assigned Accounts and the amounts then standing to the credit thereof;

6.1.2	its entry into and performance of this Agreement and the transactions contemplated by this Agreement and the Assignor’s assignment of the Assigned Accounts to the Collateral Agent under this Agreement do not and will not conflict with (i) the Assignor’s Memorandum and Articles of Association in any material respect or (ii) any agreement binding it or any of its assets or constitute a default or termination event (however described) under any such agreement to an extent that has, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Credit Agreement or, if the Credit Agreement is no longer in existence, any Additional Agreement); and

6.1.3	except to the extent set out in the Credit Agreement, to the best of its knowledge and belief, there are no litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency started or threatened against it in respect of the Assigned Accounts that are reasonably likely to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).
6.2	Each of the representations set out in Clause 6.1 will be deemed to be repeated by the Assignor as true and correct in all material respects on and as of each date when an assignment or amendment to assignment or any other documents (as required under Clause 5 (Further Assurance and Protection of Security)) is executed in respect of any account which is not listed in Schedule 1 with the same effect as though made on and as of such date.

7.	POWER OF ATTORNEY

7.1	Appointment and powers

To the extent permitted by applicable law, the Assignor by way of security irrevocably appoints the Collateral Agent or receiver or any person delegated by it as an attorney severally to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that the attorney may consider to be required or desirable for:
7.1.1	carrying out any obligation imposed on the Assignor by this Agreement or any other agreement binding on the Assignor to which the Collateral Agent is a party (including the execution and delivery of any agreements or any assignments or other security and any transfers of the Assigned Accounts);

7.1.2	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the rights and powers conferred on it by this Agreement or by law; and

7.1.3	enabling any receiver or any person delegated by the Collateral Agent as the attorney to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Assignor under this Clause 7 (Power of Attorney) if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Assignor that the Assignor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Assignor under this Clause 7 (Power of Attorney) unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
7.2	Ratification

The Assignor shall ratify and confirm all things lawfully done and all documents properly executed by the Collateral Agent or any person delegated by it as an attorney in the exercise or purported exercise of all or any of the powers hereby granted.

8.	ENFORCEMENT AND INSTRUCTION OF APPLICABLE REPRESENTATIVE

8.1	The Security shall become enforceable if an Enforcement Event has occurred and is continuing and the Collateral Agent has, upon the instruction of the Applicable Representative, delivered the Trigger Notice under or pursuant to Clause 2.2. The Collateral Agent shall thereafter be entitled, but not required, to take such action after delivery of the Trigger Notice by any means allowed by applicable law for the collection and realisation of the Assigned Accounts.

8.2	At any time following the service of a Trigger Notice, the Collateral Agent may:
8.2.1	exercise in place of the Assignor any rights acquired by the Collateral Agent pursuant to this Agreement in all respects as if it were the owner of the rights in the Assigned Accounts;

8.2.2	sell or assign, transfer or otherwise dispose of or deal with in such manner and for such consideration as it may think fit to the extent permitted by applicable law all or any part of the rights, title and interest in and to the Assigned Accounts; and

8.2.3	otherwise put into force and effect all rights, powers and remedies available to it at law or otherwise as assignee of the Assigned Accounts.
8.3	The Collateral Agent shall be under no obligation to exercise any right, power or interest conferred upon it by or pursuant to this Agreement or applicable law or to make any enquiry as to the nature or sufficiency of any payment received by it or to make any claim or to take any other action to enforce any rights or benefits assigned hereunder or any amount due and payable, or which has become payable thereunder, or to which it may at any time be entitled. No action taken or omitted to be taken by the Collateral Agent shall give rise to any defence, counterclaim or other right of set-off against the Collateral Agent or affect or impair the Obligations or the Assignor’s obligations under this Agreement.

8.4	All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) shall be applied in or towards the discharge of the Obligations in accordance with the Intercreditor Arrangements. The Assignor shall be liable for the deficiency if such moneys are insufficient to discharge all amounts to which the Collateral Agent is entitled with respect to the Obligations.

9.	SUCCESSORS AND ASSIGNS

9.1	This Agreement shall be binding on and inure to the benefit of each party and its direct or subsequent legal successor, permitted transferees and assigns; provided that the Assignor may not assign or transfer all or any of its rights or obligations under this Agreement.

9.2	The Collateral Agent has the right to assign the Security and this Agreement to any person as permitted under and subject to the Principal Finance Documents and any assignee shall be entitled to enforce and proceed upon this Agreement in the same manner as if named in this Agreement.

9.3	This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

9.4	Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Assignor and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

10.	RELEASE AND REASSIGNMENT
10.1	The Security constituted by this Agreement and the effect of this Agreement shall be released, re-assigned and cancelled (to the extent applicable):
10.1.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Assignor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Assignor or any other person under any of the Loan Documents; or

10.1.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Thai law).
10.2	The Collateral Agent shall promptly return to the Assignor any surplus arising from enforcement of its rights regarding the Security following full and final discharge of the Obligations, including principal, contractual and penalty interests, commissions, charges and costs in accordance with the terms of the Intercreditor Arrangements.

11.	DELEGATION
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Thai law), each of the Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself.

12.	EFFECTIVENESS OF SECURITY

12.1	Rights Cumulative
The rights of the Collateral Agent under this Agreement and the Security are cumulative and are in addition to, independent of, without prejudice to, and are not and shall not be in substitution for, any other right, security, guarantee or indemnity now held or which may hereafter be held by the Collateral Agent with respect to the Obligations or any rights, powers and remedies provided by law. No prior or other security or Security Interest with respect to the Obligations held by the Collateral Agent shall merge in the Security.

12.2	Waivers
12.2.1	No waiver of any of its rights under this Agreement shall be effective unless given in writing by the party waiving those rights (or entitled to give such waiver on behalf of the party hereunder, under the Principal Finance Documents).

12.2.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.
12.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12.4	No liability

None of the Collateral Agent, or its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Assigned Accounts or (c) taking possession of or realising all or any part of the Assigned Accounts, except to the extent provided in the Principal Finance Documents.

12.5	Immediate recourse

To the extent permitted by applicable law, the Assignor waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Security Interests or claim payment from any person before claiming from the Assignor under this Agreement. This waiver applies irrespective of any provision of this Agreement or any other Loan Document or other applicable agreement to the contrary.

12.6	Clawback

In the event (i) any settlement or discharge of any or all of the indebtedness of the Assignor is subsequently nullified by any reason whatsoever, and/or (ii) an order or judgement is made against the Collateral Agent under Section 237 of the Civil and Commercial Code (or any modification or re-enactment thereof from time to time in force) or under Sections 90/40, 90/41, 113, 114 and/or 115 of the Bankruptcy Act B.E. 2483 (or any modification or re-enactment thereof from time to time in force) or analogous provisions under similar laws of any other jurisdiction directing the Collateral Agent or any Secured Party to pay any sum received or held by it from the Assignor or from any other person to settle all or part of the debt of the Assignor to a plan preparer, a plan administrator, a receiver or an official receiver, liquidator or creditor of the Assignor or other person or officer performing similar function, then, (a) the returned monies, losses, damages, costs and expenses of the Collateral Agent or such Secured Party arising as a result of such nullified settlement or discharge, and/or (b) the sum paid by it pursuant to such order or judgement, shall be recoverable from the Assignor on demand.

13.	NOTICES

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 5.01 (Notices) of the First Lien Intercreditor Agreement.

14.	CURRENCY CONVERSION

In order to apply any sum held or received by the Collateral Agent in or towards payment of the Obligations, the Collateral Agent (acting reasonably) may purchase an amount in another currency and the rate of exchange to be applied shall be that at which, at such time as it considers appropriate, the Collateral Agent is able to effect such purchase.

15.	INDEMNITY

To the extent set out in Section 4.11 (Indemnity) of the First Lien Intercreditor Agreement, the Assignor shall, notwithstanding any release or discharge of all or any part of the Security, indemnify the Collateral Agent, its agents, attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Assignor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Assigned Accounts.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17.	LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of Thailand. All Parties irrevocably agree that the courts of Thailand are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
THIS AGREEMENT has been signed on behalf of each of the Collateral Agent, the Secured Parties and the Assignor and is delivered by it on the date specified above.

SCHEDULE 1
DETAILS OF ASSIGNED ACCOUNTS

Description
No.	Account Number	Account Bank	Account Title	Currency
1.	[___________]	Deutsche Bank AG, Bangkok Branch	SIG Combibloc Ltd.	THB

2.	[___________]	Deutsche Bank AG, Bangkok Branch	SIG Combibloc Ltd.	THB

3.	[___________]	Deutsche Bank AG, Bangkok Branch	SIG Combibloc Ltd.	EUR

4.	[___________]	Deutsche Bank AG, Bangkok Branch	SIG Combibloc Ltd.	USD

5.	[___________]	HSBC, Bangkok Branch	SIG Combibloc Ltd.	THB

6.	[___________]	HSBC, Bangkok Branch	SIG Combibloc Ltd.	EUR

7.	[___________]	United Overseas Bank (Thai) Public Company Limited, Eastern Seaboard Branch	SIG Combibloc Ltd.	THB

SCHEDULE 2
NOTICE OF CONDITIONAL ASSIGNMENT
Date: [ -to insert the issue date- ]
To: [ -to insert the full name of the Account Bank- ]
Dear Sirs,
We refer to the following account(s) opened by SIG Combibloc Ltd. (the “Assignor”) with you:
[ - to insert details of the Assigned Account(s) -]
(the “Account(s)”, which expression includes any substitute account(s) opened therefor).
We hereby give you (which expression herein shall mean a reference to you and each of your branches holding Accounts) notice that pursuant to [a Conditional Assignment of Bank Accounts Agreement dated [ -to insert the date of the Assignment- ]/ a Supplemental Conditional Assignment Agreement dated [ -to insert the date of the Supplemental Conditional Assignment- ]]1 (the “Assignment”) between the Assignor, Wilmington Trust (London) Limited as collateral agent (the “Collateral Agent”) and the Secured Parties (as defined therein), the Assignor has conditionally assigned to and in favour and for the benefit of the Collateral Agent and the Secured Parties the Account(s) and all of the Assignor’s rights, entitlements and benefits in respect of the Account(s) (including its rights to withdraw and receive monies therefrom).
Terms and expressions defined in the Assignment shall have the same meaning when used in this notice.
We hereby advise you and confirm that:
1.	unless and until you receive a Trigger Notice from the Collateral Agent in accordance with the terms of the Assignment, the Account shall be operated as normal in accordance with the account mandate that currently exists;
2.	following delivery of a Trigger Notice in accordance with the terms of the Assignment, the Collateral Agent (acting in its own right and for and on behalf of the Secured Parties) shall be the sole person entitled to give instructions to you with respect to the monies standing to the credit of the Account(s);
3.	you may rely conclusively on any Trigger Notice delivered to you that is signed by the Collateral Agent and you do not have to enquire whether any event has happened that authorises the Collateral Agent to deliver a Trigger Notice;
4.	notwithstanding the giving of this notice or a Trigger Notice, the Assignor shall remain liable to perform all its obligations in relation to the Account(s); and

[1]	As applicable.

5.	as from your receipt of this notice you shall no longer be entitled to exercise any right of set off against the Account(s) or any balance therein against any sums owing to you by the Assignor.
This notice shall be irrevocable unless the Collateral Agent consents in writing to its revocation.
Please countersign below to acknowledge receipt of this notice and to consent to the Assignment. Please then return one copy of this notice to the Assignor and one to the Collateral Agent to the attention of Elaine Lockhart, 6 Broad Street Place, London EC2M 7JH, United Kingdom, Fax No. +44 (0) 20 7614 1122.

Yours faithfully, for and on behalf of SIG COMBIBLOC LTD. as the Assignor	Yours faithfully, for and on behalf of WILMINGTON TRUST (LONDON) LIMITED as the Collateral Agent acting in its own right and for and on behalf of the Secured Parties

We acknowledge receipt of the above notice and consent to the assignment. We hereby agree to the above terms as set out in the notice.
Yours faithfully,
For and on behalf of
[ -to insert the full name of the Account Bank- ]
Date : [ -to insert the date of the Account Bank’s execution- ]

SCHEDULE 3
FORM OF TRIGGER NOTICE
To: (1) [ -to insert the full name of the Account Bank- ]
(2) SIG Combibloc Ltd. (the “Assignor”)
Date: [ -to insert the issue date- ]
Dear Sirs,
We refer to the Conditional Assignment of Bank Accounts Agreement dated [ -to insert the date of the Assignment- ] (the “Assignment”) between the Assignor, Wilmington Trust (London) Limited as collateral agent (the “Collateral Agent”) and the Secured Parties (as defined therein) [, the Supplemental Conditional Assignment Agreement dated [ -to insert the date of the Supplemental Conditional Assignment- ]]2 and the Notice of Conditional Assignment sent to you by the Assignor on [ to insert date of the notice].
Words and expressions defined in the Assignment (whether expressly therein or by cross reference to another document) and used herein shall, unless the context otherwise requires, have the same meanings when used herein.
We hereby confirm that this Trigger Notice is delivered pursuant to and for the purposes of Clauses 2.1 and 2.2 of the Assignment so as to take effect in accordance with the terms thereof such that with effect from the date hereof the assignments by the Assignor to the Collateral Agent and the Secured Parties have taken effect and are absolute in relation to all the rights, title and interests in the Assigned Accounts assigned to the Collateral Agent and the Secured Parties pursuant to Clause 2.1 of the Assignment.
This Trigger Notice and the rights and obligations of the parties hereunder are governed by and are to be construed in accordance with the laws of Thailand.
Yours faithfully,
For and on behalf of
WILMINGTON TRUST (LONDON) LIMITED
Acting in its own right and
For and on behalf of the Secured Parties

[2]	To be inserted if applicable.

SCHEDULE 4
FORM OF SUPPLEMENTAL CONDITIONAL ASSIGNMENT AGREEMENT
THIS SUPPLEMENTAL CONDITIONAL ASSIGNMENT OF BANK ACCOUNTS AGREEMENT (the “Supplemental Conditional Assignment Agreement”) is made on _____________.
BETWEEN:
(1)	SIG COMBIBLOC LTD. registered in Thailand with the company registration number 0105538149390 having its registered office at 33 Moo 4 Pluakdaeng Sub-District, Pluakdaeng District, Rayong Province (the “Assignor”);
(2)	WILMINGTON TRUST (LONDON) LIMITED as collateral agent appointed under the First Lien Intercreditor Agreement (as defined in the Conditional Assignment of Bank Accounts defined below) acting in its own right and/or for the benefit and on behalf of the Secured Parties (the “Collateral Agent”, and this expression shall include any person for the time being appointed as successor collateral agent and any permitted assigns in such capacity, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement); and
(3)	THE SECURED PARTIES (as defined in the Conditional Assignment of Bank Accounts defined below) acting through the Collateral Agent.

WHEREAS:
(A)	The Assignor, the Collateral Agent and the Secured Parties entered into the Conditional Assignment of Bank Accounts Agreement dated [•] pursuant to which the Assignor agreed to assign to and in favour and for the benefit of the Collateral Agent and the Secured Parties all of the Assignor’s rights, title and interest in and to each of the Assigned Accounts under the terms and conditions set out therein (the “Conditional Assignment of Bank Accounts”).
(B)	The Assignor executes this Supplemental Conditional Assignment Agreement with respect to the conditional assignment herein pursuant to Clause 5.7 of the Conditional Assignment of Bank Accounts to effect the assignment of certain Assigned Accounts specified herein.

THE PARTIES HERETO AGREE AS FOLLOWS:
1.	Unless defined otherwise herein, words and expressions defined in or construed by the Conditional Assignment of Bank Accounts shall have the same meanings and shall be construed in the same manner when used in this Agreement.
2.	To secure the payment, performance, discharge and satisfaction in full of the Obligations, the Assignor hereby assigns (subject to the condition to the absolute assignment’s effectiveness in Clause 2.2 of the Conditional Assignment of Bank Accounts) to and in favour and for the benefit of the Collateral Agent and the Secured

Parties all of the Assignor’s rights, title and interest in and to the Assigned Accounts identified below.

Description
No.	Account Number	Account Bank	Account Title	Currency
1.			SIG Combibloc Ltd.

2.			SIG Combibloc Ltd.

3.			SIG Combibloc Ltd.
3.	The Assignor will serve the Notice of Assignment (in the form set out in Schedule 2 to the Conditional Assignment of Bank Accounts) to each Account Bank in respect of the Assigned Accounts and take such action as is required by Clause 3 (Notice of Conditional Assignment) of the Conditional Assignment of Bank Accounts.

4.	The Assignor hereby represents and warrants that the representations, warranties and undertakings of the Assignor set forth in Clause 6 (Representations and Warranties) of the Conditional Assignment of Bank Accounts are true and correct in all material respects as of the date hereof with respect to this Supplemental Conditional Assignment Agreement and the above listed accounts.

5.	Unless otherwise provided in this Supplemental Conditional Assignment Agreement, all other terms and conditions set forth in the Conditional Assignment of Bank Accounts will apply to this Supplemental Conditional Assignment Agreement and be deemed to be incorporated mutatis mutandis as if set out in full herein.
IN WITNESS WHEREOF the parties to this Supplemental Conditional Assignment Agreement have caused this Supplemental Conditional Assignment Agreement to be executed on the date first above written.
ASSIGNOR
EXECUTED For and on behalf of
SIG COMBIBLOC LTD.
(the company seal (if required))

By:
Name:
Title:

COLLATERAL AGENT
EXECUTED for and on behalf of
WILMINGTON TRUST (LONDON) LIMITED

By:
Name:
Title:
SECURED PARTIES
EXECUTED for and on behalf of the Secured Parties by the Collateral Agent WILMINGTON TRUST (LONDON) LIMITED

By:
Name:
Title:

SIGNATURE PAGE
ASSIGNOR
EXECUTED for and on behalf of
SIG COMBIBLOC LTD.
(the company seal (if required))

By:	/s/ Philip West
	Name:	Philip West
	Title:	Authorised Signatory

COLLATERAL AGENT
EXECUTED for and on behalf of
WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager

SECURED PARTIES
EXECUTED for and on behalf of the Secured Parties by the Collateral Agent WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager